Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated January 16, 2024, except Note 20 as to which the date is February 29, 2024 in the Registration Statement on Form F-1 (File No. 333-271029), under the Securities Act of 1933, with respect to the consolidated balance sheets of XUHANG HOLDINGS LIMITED and its subsidiaries (the “Company”) as of December 31, 2021 and 2022, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years for the two-year period ended December 31, 2022, and the related notes included herein.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ WWC, P.C.
San Mateo, California February 29, 2024	WWC, P.C. Certified Public Accountants PCAOB ID: 1171